BONUS AND SEVERANCE AGREEMENT


     This Bonus and Severance Agreement (this "Agreement") is made and entered into as of this 13th day of March, 1996, by and between American Industrial Properties REIT, a Texas real estate investment trust (the "Trust") and Charles W. Wolcott
("Executive").

                            RECITALS

     WHEREAS, Executive is currently employed by the Trust as President and Chief Executive Officer;

     WHEREAS, to encourage Executive to remain employed with the Trust, the Trust desires to provide Executive with an opportunity for incentive bonus compensation and certain severance compensation in the event of a Change in Control (as defined below) of the Trust on the terms and conditions set forth herein;

     WHEREAS, the Trust and Employee each recognize and hereby acknowledge that Executive's employment with the Trust is and shall continue to be terminable at will, without prior notice, by either the Trust or Executive; and

     WHEREAS, the Trust and Executive each hereby acknowledge that this Agreement is not intended to be, and shall not be construed as, an express or implied contract of employment between the Trust and Executive;

     NOW, THEREFORE, for and in consideration of the mutual promises hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trust and Executive hereby agree as follows:

                           AGREEMENTS

     1. Termination Following a Change in Control. (a) In the event of the occurrence of a Change in Control, the Executive's employment may be terminated by the Trust during the Severance Period (as defined below) without the Executive becoming entitled to the benefits provided by Section 2 only upon the occurrence of: (i) the Executive's death; or (ii) Cause (as defined below). If the Executive's employment is terminated by the Trust during the Severance Period, other than pursuant to Section 1(a)(i), or 1(a)(ii), the Executive will be entitled to the benefits provided by Section 2.

      (b) On or after the occurrence during the Severance Period of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for termination exists or has occurred, including without limitation the Executive's acceptance and/or commencement of other employment), the Executive may terminate his employment with the Trust and become entitled to the benefits provided by Section 2:

          (i) failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Trust which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Trust Manager of the Trust (or any successor thereto) if the Executive had been a Trust Manager of the Trust immediately prior to the Change in Control;

          (ii) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Trust which the Executive held immediately prior to the Change in Control, a reduction in the aggregate of the Executive's base pay and incentive pay received from the Trust, or the termination or denial of the Executive's rights to Employee Benefits (as defined below) or a reduction in the scope or value thereof, except for any such termination or denial, or reduction in the scope of value, of any Employee Benefits applicable generally to all recipients of or participants in such Employee Benefits;

          (iii) the determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Trust by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including without limitation a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable aid carry out, has substantially hindered the Executive's performance of, or has caused the Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities, or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within five calendar days after written notice to the Trust from the Executive of such determination;

          (iv) the liquidation, dissolution, merger, consolidation, or reorganization of the Trust or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of the Trust's business and/or assets have been transferred (directly or by operation of law) assumes all duties and obligations of the Trust under this Agreement;

          (v) the Trust relocates its principal executive offices, or requires the Executive to have the Executive's principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel away from the Executive's office in the course of discharging the Executive's responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the Executive in any of the three full years immediately prior to the Change in Control without, in either case, the Executive's prior written consent; and/or

          (vi) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Trust or any successor thereto.

      (c) A termination by the Trust pursuant to Section 1(a) or by the Executive pursuant to Section 1(b) will not affect any rights which the Executive may have pursuant to any other agreement, policy, plan, program or arrangement of the Trust providing Employee Benefits (except as provided in Section 1(a)), which rights will be governed by the terms thereof.


     2.        Severance Benefits. (a)    If, following the occurrence
of a Change in Control, the Trust terminates the Executive's employment during the Severance Period other than pursuant to
Section 1(a), or if the Executive terminates the Executive's employment pursuant to Section 1(b), the Trust will pay to the Executive the Severance Benefit (as defined below) in immediately available funds, in United States Dollars, within five business days after the Termination Date. In addition, for the remainder of the Severance Period, but in no event for less than one year, the Trust will arrange to provide the Executive Employee Benefits that are welfare benefits (but not stock option, stock purchase, stock appreciation, or similar compensatory benefits) substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Termination Date
(or, if greater, immediately prior to the reduction, termination, or denial described in Section 1(b)(ii)), except that the level of any such Employee Benefits to be provided to the Executive may be reduced in the event of a corresponding reduction applicable generally to all recipients of or participants in such Employee Benefits, and the Severance Period will be considered service with the Trust for the purpose of determining service credits and benefits due and payable to the Executive under the Trust's retirement income, supplemental executive retirement, and other benefit plans of the Trust applicable to the Executive, the Executive's dependents, or the Executive's beneficiaries immediately prior to the Termination Date. If and to the extent that any benefit described in the immediately preceding sentence is not or cannot be paid or provided under any policy, plan, program or arrangement of the Trust then the Trust will itself pay or provide for the payment of such Employee Benefits to the Executive, and, if applicable, the Executive's dependents and beneficiaries. Without otherwise limiting the purposes or effect of Section 3, Employee Benefits otherwise receivable by the Executive pursuant to this Section 2(a) will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Severance Period following the Executive's termination date.

     ( b)       The Trust shall have a right of set-off in respect of
any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement.

     (c) Notwithstanding any other provision hereof, the parties' respective rights and obligations under this Section 2 and under Section 5 will survive any termination or expiration of this Agreement following a Change in Control or the termination of the Executive's employment following a Change in Control for any reason whatsoever.

     3. Mitigation Obligation. Executive will be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment and any profits, income, earnings or other benefits from any source whatsoever shall serve as a reduction in the amount of payments to be made by the Trust hereunder.

     4.        Certain Additional Payments by the Trust.    (a)
Notwithstanding anything in this Agreement to the contrary, in the event it is determined (as hereafter provided) that any payment or distribution by the Trust to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant aid the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (any such payment or distribution, a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), by reason of being considered "contingent on a change in ownership or control" of the Trust, within the meaning of
Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); provided, however, that no Gross-up Payment will be made with respect to the Excise Tax, if any, attributable to (A) any incentive stock option ("ISO") granted prior to the execution of this Agreement or (B) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (A) of this sentence.
The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive will have received an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

     ( b)       Subject to the provisions of Section 4(f), all
determinations required to be made under this Section 4, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Trust to the Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in the Executive's sole discretion. The Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Trust and the Executive within 30 calendar days after the Executive's termination date, and any such other time or times as may be requested by the Trust or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Trust will pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will, at the same time as it makes such determination, furnish the Trust and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's federal, state, or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Trust should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Trust exhausts or fails to pursue its remedies pursuant to
Section 9(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Trust and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Trust to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

     (c) The Trust and the Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Trust or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 4(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Trust and the Executive.

     (d) The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Payment and, at the request of the Trust, provided to the Trust true and correct copies (with any amendments) of the Executive's federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Trust, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Trust the amount of such reduction.

     (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 4(b) will be borne by the Trust. If such fees and expenses are initially paid by the Executive, the Trust will reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of the Executive's payment thereof.

     (f) The Executive will notify the Trust in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Trust of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Trust of the nature of such claim and the date on which such claim is requested to be paid
(in each case, to the extent known by the Executive).  The
Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar day period following the date on which the Executive gives such notice to the Trust and (ii) the date that any payment of amount with respect to such claim is due. If the Trust notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

               (A) provide the Trust with any written records or documents in the Executive's possession relating to such claim reasonably requested by the Trust;

               (B)  take such action in connection with
contesting such claim as the Trust may reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Trust;

               (C) cooperate with the Trust in good faith in order effectively to contest such claim; and

               (D)  permit the Trust to participate in any
proceedings relating to such claims;

     provided, however, that the Trust will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 4(f), the Trust will control all proceedings taken in connection with the contest of any claim contemplated by this Section 4(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive's own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive will prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Trust may determine; provided, however, that if the Trust directs the Executive to pay the tax claimed and sue for a refund, the Trust will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount.
The Trust's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (g) If, after the receipt by the Executive of an amount advanced by the Trust pursuant to Section 4(f), the Executive receives any refund with respect to such claim, the Executive will (subject to the Trust's complying with the requirements of Section 4(f)) pay to the Trust the amount of such refund
(together with any interest paid or credited thereon after any taxes applicable thereto) within 30 calendar days after such receipt and the Trust's satisfaction of all accrued obligations under this Agreement. If, after the receipt by the Executive of any amount advanced by the Trust pursuant to Section 4(f), a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Trust does not notify the Executive in writing of its intent to contest such determination prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up
Payment required to be paid by the Trust to the Executive pursuant to this Section 4.

     5. Legal Fees and Expenses; Security. It is the intent of the Trust that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive's rights to compensation upon a Change in Control by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Trust has failed to comply with any of its obligations under this Agreement or in the event that the Trust or any other person takes or threatens to take any action to declare the agreement to pay Executive compensation upon a Change in Control void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Trust irrevocably authorizes the Executive from time to time to retain counsel of the Executive's choice, at the expense of the Trust as hereinafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Trust or any Trust
Manager, officer, stockholder, or other person affiliated with the Trust, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Trust and such counsel, the Trust irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Trust and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without regard to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Trust will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

     6. Employment Rights; Termination Prior to Change in Control. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Trust or the Executive to have the Executive remain in the employ of the Trust prior to or following any Change in Control. Any termination of the employment of the Executive or the removal of the Executive from any office or position in the Trust following the commencement of any discussion with a third person that results in a Change in Control within 180 calendar days after such termination or removal will be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

     7. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

     (a) "Change in Control" means the occurrence during the term of this Agreement of any of the following events:

               (i)  the Trust is merged, consolidated, or
reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction are held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of Trust Managers of the Trust (the "Voting Stock") immediately prior to such transaction;

               (ii) the Trust sells or otherwise transfers all or substantially all of its assets to another corporation or other legal entity and, as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding securities of such other corporation or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Trust immediately prior to such sale or transfer;

               (iii)  there is a report filed on Schedule 13D or
Schedule 14D-1 (or any successor schedule, form or report or item therein), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing over 9.8% of the combined voting power of the Voting Stock of the Trust or could become the owner of over 9.8% of the Trust's Common Shares of Beneficial Interest through the conversion of the Trust's debt or equity securities;

               (iv) the Trust files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Trust has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

               (v) if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Trust Managers of the Trust cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v), each Trust Manager who is first elected, or first nominated for election by the Trust's shareholders, by a vote of at least two-thirds of the Trust Managers of the Trust (or a committee thereof) then still in office who were Trust Managers of the Trust at the beginning of any such period will be deemed to have been a Trust Manager of the Trust at the beginning of such period.

     Notwithstanding the foregoing provisions of Section 13(a)(iii) or 13(a)(iv), unless otherwise determined in a specific case by majority vote of the Board of Trust Managers of the Trust, a "Change in Control" will not be deemed to have occurred for purposes of Section 13(a)(iii) or 13(a)(iv) solely because (A) the Trust, (B) an entity in which the Trust, directly or indirectly, beneficially owns 50% or more of the voting securities (a "Subsidiary"), or (C) any employee stock ownership plan or any other employee benefit plan of the Trust or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, or Schedule 14A (or any successor schedule, form, or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 9.8% or otherwise, or because the Trust reports that a change in control of the Trust has occurred or will occur in the future by reason of such beneficial ownership.

     (b)       "Cause" means the following grounds for termination:
(i) any act by Executive of fraud or sexual harassment with respect to any aspect of the Trust's business; (ii) drug or alcohol abuse or behavior that impedes Executive's job performance; (iii) failure by Executive to perform hereunder after notice of such failure and explanation of such failure of performance, which is reasonably determined by the Board of Trust Managers to be materially injurious to the business or interests of the Trust; (iv) misappropriation of funds or any corporate opportunity; or (v) conviction of Executive of a crime of moral turpitude (or a plea of nolo contendere thereto).

     (c) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital, or other insurance (whether funded by actual insurance or self-insured by the Trust), disability, salary continuation, expense reimbursement, and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Trust, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

     (d) If Executive becomes entitled to Severance Benefits within one year from the date of the Change in Control, the term "Severance Benefit" shall mean an amount equal to one times (i) the Executive's annualized base salary rate as of the date of the first event constituting a Change in Control or, if higher, (ii) the Executive's highest base salary received for any year in the three full calendar years immediately preceding the first event constituting a Change in Control.

     (e) "Severance Period" means the period of time commencing on the date of an occurrence of each Change in Control and continuing until the earliest of (i) the expiration of one year after each occurrence of an event constituting a Change in Control, (ii) the Executive's death, or (iii) the Executive's attainment of age 65.

     8. Bonus Compensation. (a) The Trust shall pay Executive an annual incentive bonus (the "annual incentive bonus") for each calendar year during the term or any renewal of this Agreement, subject to certain conditions. Such annual incentive bonus, if any, shall be payable to Executive within 30 days after the end of each calendar year or as soon as practicable thereafter during the term or any renewal of this Agreement. Each such annual incentive bonus shall be calculated as follows: for every incremental specified increase (the "Increase Multiple") in funds from operations per share earned by the Trust in each calendar year during the term or any renewal of this Agreement, Executive shall receive an additional fixed percentage of Executive's base salary (the "Bonus Percentage") as incentive bonus compensation
(the "incentive bonus compensation"). In no event, however, shall such incentive bonus compensation exceed 25% of Executive's base salary for each such calendar year. For purposes of calculating annual incentive bonuses, the term "funds from operations" shall mean net income per share of the Trust
(computed in accordance with generally accepted accounting principles), excluding financing costs and gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization and other non-cash items. The Increase Multiple and the Bonus Percentage shall be determined by the Compensation
Committee of the Trust for each calendar year for which an incentive bonus is calculated, and this Agreement shall be deemed to be automatically amended and modified to include such Increase
Multiple and Bonus Percentage for the calculation of each annual incentive bonus payable hereunder. The Increase Multiple and the Bonus Percentage shall be established by the Compensation
Committee as soon as practicable after the business plan for the next year is presented to the Board of Trust Managers, but by no later than December 31 of each year.

     ( b)    In addition to the annual incentive bonus, Executive shall be entitled to receive an annual achievement bonus ("annual achievement bonus") of up to 15% of Executive's base salary during the year in which the annual achievement bonus is awarded.
Executive shall be entitled to receive an annual achievement bonus each year that the Trust achieves specific targets established annually by the Compensation Committee of the Trust.
The targets will be established by the Compensation Committee as soon as practicable after the business plan for the next year is presented to the Board of Trust Managers, but by no later than December 31. At such time as the Compensation Committee establishes the specific targets, it shall set forth in a committee resolution what percentage of the amount of Executive's base salary shall be received by Executive as an annual achievement bonus if the specific targets are achieved. Any annual achievement bonus payable to Executive shall be paid within 30 days after the end of the calendar year as to which such annual achievement bonus relates.

     (c) In addition to receiving the annual incentive bonus and annual achievement bonus, Executive shall be eligible to receive annually a merit bonus ("merit bonus") at the discretion of the Compensation Committee. The merit bonus may not exceed 10% of Executive's base salary for the year in which the merit bonus is awarded. The Compensation Committee shall determine if Executive should be awarded a merit bonus based upon (i) an evaluation of Executive's work by his direct supervisor, and (ii) the recommendation of the President and Chief Executive Officer of the Trust. The Compensation Committee shall determine whether the President and Chief Executive Officer should receive a merit bonus without being required to review an evaluation or receiving any recommendations as described above. It is currently contemplated that any merit bonus will be awarded in December of each year.

     9. Payment of Bonus Compensation. The Trust and Executive each hereby acknowledge that the employment of Executive is terminable at the will of either the Trust or Executive without notice to the other for any reason whatsoever or no reason, and that this Agreement and the bonus compensation provided for herein is not intended to and shall not create a presumption of an employment contract or constitute an express or implied contract of employment between the Trust and Executive.
Accordingly, Executive acknowledges and agrees that except as specifically set forth in this Agreement, in the event of the expiration of this Agreement or the expiration of any renewal hereof, Executive shall not be entitled to receive, and the Trust shall not be obligated to pay to Executive, any further bonus compensation; provided, however, that in the event Executive's employment is terminated for any reason prior to the expiration of this Agreement or any renewal hereof, Executive shall be entitled to receive any previously unpaid bonus payable to Executive pursuant to Section 8 hereof for each calendar year during the term of this Agreement, and including the calendar year in which such termination occurs, prorated for the portion of such year which elapsed prior to the date such termination becomes effective. Any and all such payments shall be subject to deduction and withholding authorized or required by applicable law.

     10. Additional Benefits. Nothing in this Agreement shall be deemed to render Executive ineligible to (i) participate in any employee benefit plan of the Trust, including, but not limited to, any stock option plan of the Trust, or (ii) receive additional cash or stock or other type of bonuses from the Trust.

     11. Term. The term of this Agreement shall be deemed to commence and be effective as of the date of this Agreement and shall continue for a three-year term to and including March 13, 1999, unless earlier terminated in accordance with the provisions hereof. At any time within sixty days of the end of such term or any renewal term, the parties hereto may renew this Agreement in writing for additional terms of one year.

     12. Termination. Except with respect to the provisions of this Agreement that provide for payments to be made to Executive after termination of employment, this Agreement shall terminate automatically without further action by either of the parties hereto upon the death or permanent disability of Executive or the termination of Executive's employment with the Trust for any reason or no reason, in accordance with Executive's status as an employee at will. As used herein, the term "permanent disability" means physical or mental disability or both that is determined by the Trust, in its sole discretion, to substantially impair the ability of Executive to perform the day-to-day functions normally performed by Executive if the disability is suffered (or is reasonably expected to be suffered) by Executive for a period of not less than six consecutive calendar months. Notwithstanding the foregoing, Executive (or his estate, heirs or personal representatives, as applicable) shall be entitled to receive accrued bonus compensation as set forth in Section 9 hereof, but shall not be entitled to severance compensation except to the extent that a Change in Control of the Trust occurs
179 days or less prior to the termination of this Agreement.

     13.       Representation by Executive.   Executive hereby
represents and warrants to the Trust that there are no agreements or understandings that would make unlawful his execution or delivery of this Agreement.

     14. Notices. All notices, renewals and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been given if delivered or mailed, by certified mail, first class postage prepaid, to the parties at the addresses set forth in this Agreement, as the same may be changed in writing by the parties from time to time.

     15. Entire Agreement. The parties expressly agree that this Agreement is contractual in nature and not a mere recital, and that it contains all the terms and conditions of the agreement between the parties with respect to the matters set forth herein. All prior negotiations, agreements, arrangements, understandings and statements between the parties relating to the matters set forth herein that have occurred at any time or contemporaneously with the execution of this Agreement are superseded and merged into this completely integrated Agreement. The Recitals set forth above shall be deemed to be part of this Agreement.

     16. Governing Law. This Agreement was negotiated and is performable in Dallas County, Texas and shall be governed by the laws of the State of Texas without giving effect to principles of conflicts of law.

     17. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Trust and Executive hereby request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with the proceeding provision.

     18. Counterparts. This Agreement may be executed in multiple identical counterparts, each of which shall be deemed an original, and all of which taken together shall constitute but one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart executed by the party sought to be charged with performance hereunder.

     19. Assignment and Delegation. All rights, covenants and agreements of the Trust set forth in this Agreement shall, unless otherwise provided herein, be binding upon and inure to the benefit of the Trust's respective successors and assigns. All rights, covenants and agreements of Executive set forth in this Agreement shall, unless otherwise provided herein, not be assignable by Executive, and shall be considered personal to Executive for all purposes.



          IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first set forth above.


                                   AMERICAN INDUSTRIAL PROPERTIES REIT

                                   /s/ Marc A. Simpson

                               Marc A. Simpson
                              Vice President and Chief Financial Officer

    Notice Address:     6220 North Beltline
                                Suite 205
                                Irving, Texas 75063-2656

                                                       EXECUTIVE:


                                           /s/ Charles W. Wolcott


Notice Address:     3832 Hanover
                    Dallas, TX 75225